EXHIBIT 99.1

Heat Biologics Announces Financial Results for the Second Quarter Ended June 30, 2015

DURHAM, N.C., August 13, 2015 – Heat Biologics, Inc.  (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of cancer immunotherapies, today announced its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights & Recent Developments

•

Announced the development of ComPACT, a next-generation combination immunotherapy platform

o

Combines two important immunotherapy pathways, checkpoint inhibition and T-cell costimulation, in a single construct

o

First IND with the ComPACT platform is expected in 2H 2016

•

Presented interim immune response data from ongoing Phase 2 trial with HS-110 in advanced non-small-cell lung cancer at the 2015 American Society of Clinical Oncology (ASCO) annual meeting

•

Announced new Phase 1b trial of HS-110 in non-small cell lung cancer in combination with other immunotherapeutic agents

o

Trial will explore combination of HS-110 with various immune modulators.

•

Provided an update on immune responder and non-responder phenotypes from the Phase 1 clinical trial of HS-410 in non-muscle invasive bladder cancer at the American Association for Cancer Research (AACR) annual meeting

•

Announced key management promotions

o

Taylor Schreiber, M.D., Ph.D. to Chief Scientific Officer, responsible for leading the Company’s research efforts including its ImPACT and ComPACT Therapy drug development platforms

o

Melissa Price, Ph.D., to Vice President of Product Development, responsible for directing the Company’s clinical development, regulatory and manufacturing strategy

“We continued to make advances and generate new data from our novel immunotherapy programs this quarter. Of particular note, we unveiled ComPACT, a next generation combination immunotherapy platform that holds the promise of delivering T-Cell priming and co-stimulatory molecules in a single biological product,” said Jeff Wolf, Heat’s CEO.  “We also announced a new Phase 1b trial of HS-110 in non-small cell lung cancer which will explore the combination of HS-110 with various immune modulators.”

“We expect a number of important value creating milestones in the second half of 2015,” continued Mr. Wolf.  “For HS-410, our immunotherapy candidate for non-muscle-invasive bladder cancer, we plan to release one-year safety and immune response data from our Phase 1 trial and complete enrollment in our Phase 2 trial.  Our accomplishments this quarter and throughout the year position us well to achieve our goals in the second half of 2015 and beyond.”

Quarter Ended June 30, 2015 vs. Quarter Ended June 30, 2014

Research and development expenses for the second quarter of 2015 decreased 31% to $0.6 million, compared to the $0.8 million in the second quarter of 2014.  The decrease is attributable to a decrease in pre-manufacturing costs associated with preparing to produce vaccines for use in our clinical trials, offset by increases in lab supplies and other fees.

Clinical and regulatory expenses increased to $3.4 million, compared to $1.1 million for the second quarter of 2014. The increase was attributable to increases in clinical trial execution costs, increases in investigator payments, as well as an increase in costs related to the production of vaccines for our clinical trials.

General and administrative expenses for the quarter were $0.9 million, compared to $1.0 million for the second quarter of 2014. The decrease is attributable to a decrease in personnel expense, a decrease in facility expense due to allocation to other departments, and a decrease in travel expenses.

Net loss attributable to Heat Biologics, Inc. in the second quarter was $4.7 million, or ($0.56) per basic and diluted share.  This compares to a net loss of $2.8 million, or ($0.44) per basic and diluted share in the second quarter of 2014.

As of June 30, 2015, the Company had cash, cash equivalents, and short-term investments of approximately $19.3 million.  This compares to cash, cash equivalents, and short-term investments of approximately $14.4 million at December 31, 2014.

Six Months Ended June 30, 2015 vs. Six Months Ended June 30, 2014

Research and development expenses for the six months ended June 30, 2015 (2015 Period) decreased to $1.1 million, compared to $1.4 million for the six months ended June 30, 2014 (2014 Period).  The decrease from the 2014 Period to the 2015 Period is attributable to a decrease in pre-manufacturing costs associated with preparing to produce vaccines for use in our clinical trials, as well as decreases in patent, license and other professional fees, offset by increases in compensation costs associated with new hires, lab supplies and other costs, and depreciation related to the build out of the lab facility and other associated costs.

Clinical and regulatory expenses increased to $5.5 million, from $2.0 million in the first six months of 2014. The increase year over year is attributable to increases in clinical trial execution costs, increased investigator payments, as well as an increase in costs related to the production of vaccines for our clinical trials. Additionally, personnel cost, including consultants, professional fees, facilities costs, travel, and license fees increased.

General and administrative costs increased to $2.2 million, from $2.0 million in the comparable period in 2014.  The increase is attributable to increase in pay to certain key employees, an increase in professional services such as accountants, attorneys and investor relations, and travel. These increases are offset by a decrease in facility and related costs as well as a decrease in depreciation.

About Heat Biologics, Inc.

Heat Biologics, Inc. (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel, "off-the-shelf" ImPACT™ and ComPACT therapeutic vaccines to combat a wide range of cancers. Our therapies are designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens, together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells. Heat is conducting a Phase 2 trial of its viagenpumatucel-L (HS-110) in patients with non-small cell lung cancer, as well as a Phase 2 trial with its vesigenurtacel-L (HS-410) in patients with non-muscle invasive bladder cancer.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the continued advances of the programs with the lead clinical trials, the expected achievement of clinical milestone, and Heat's potential for impact of Heat's ImPACT™ Therapy. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT™ Therapy to perform as designed, the ability to timely enroll patients and complete the clinical trial on time, the other factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Investor Relations & Media Inquiries

Jeff Wolf

Michael Wood

Chief Executive Officer

LifeSci Advisors, LLC

919-240-7133

646-597-6983

investorrelations@heatbio.com

mwood@LifeSciAdvisors.com

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

Unaudited

	June 30, 2015	December 31, 2014

Assets

Current Assets
Cash and cash equivalents	$11,451,395	$3,714,304
Investments, held to maturity (net)	7,912,866	10,698,982
Prepaid expenses and other current assets	836,088	863,227
Total Current Assets	20,200,349	15,276,513

Property and Equipment, net	494,966	445,534

Other Assets
Restricted cash	101,141	101,129
Deposits	69,798	19,798
Related party receivable	58,017	48,642
Deferred financing costs, net	28,050	24,554
Total Other Assets	257,006	194,123

Total Assets	$20,952,321	$15,916,170

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$814,322	$1,367,426
Accrued expenses and other payables	1,168,259	805,968
Current portion of long term debt	1,009,218	397,465
Total Current Liabilities	2,991,799	2,570,859

Long Term Liabilities
Long term debt, net of discount and current portion	3,998,517	2,314,124
Other long term liabilities	12,228	—
Total Liabilities	7,002,544	4,884,983
Commitments and Contingencies
Stockholders' Equity
Common stock, $.0002 par value; 50,000,000 shares authorized, 8,404,456 and 6,492,622 shares issued and outstanding at June 30, 2015 (unaudited) and December 31, 2014, respectively	1,363	982
Accumulated other comprehensive loss	(37,051)	—
Additional paid in capital	47,779,698	35,894,823
Accumulated deficit	(32,758,116)	(24,135,447)
Total Stockholders' Equity– Less Non-Controlling Interest	14,985,894	11,760,358
Non-Controlling Interest	(1,036,117)	(729,171)
Total Stockholders' Equity	13,949,777	11,031,187

Total Liabilities and Stockholders' Equity	$20,952,321	$15,916,170

HEAT BIOLOGICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended, June 30,		Six Months Ended, June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$587,240	$849,359	$1,090,791	$1,382,987
Clinical and regulatory	3,373,758	1,113,186	5,543,231	1,959,570
General and administrative	893,242	1,014,888	2,202,398	2,029,758
Total operating expenses	4,854,240	2,977,433	8,836,420	5,372,315

Loss from operations	(4,854,240)	(2,977,433)	(8,836,420)	(5,372,315)

Interest income	20,702	6,546	29,828	17,521
Other income (expense)	3,865	12,530	25,482	(26,529)
Interest expense	(73,075)	—	(148,505)	—
Total non-operating (expenses) income	(48,508)	19,076	(93,195)	(9,008)

Net loss	(4,902,748)	(2,958,357)	(8,929,615)	(5,381,323)
Net loss – non-controlling interest	(189,277)	(111,442)	(306,946)	(203,810)
Net loss attributable to Heat Biologics, Inc.	$(4,713,471)	$(2,846,915)	$(8,622,669)	$(5,177,513)

Net loss per share attributable to Heat Biologics, Inc.—basic and diluted	$(0.56)	$(0.44)	$(1.13)	$(0.80)

Weighted-average number of common shares used in net loss per share attributable to common stockholders—basic and diluted	8,401,159	6,452,986	7,612,393	6,432,857

Other comprehensive loss:
Net loss	(4,902,748)	(2,958,357)	(8,929,615)	(5,381,323)
Unrealized loss on foreign currency translation	(16,185)	—	(37,051)	—
Total other comprehensive loss	(4,918,933)	(2,958,357)	(8,966,666)	(5,381,323)
Comprehensive loss attributable to non-controlling interest	(189,277)	(111,442)	(306,946)	(203,810)
Comprehensive loss	$(4,729,656)	$(2,846,915)	$(8,659,720)	$(5,177,513)

HEAT BIOLOGICS, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30,
	2015	2014

Cash Flows from Operating Activities
Net loss	$(8,929,615)	$(5,381,323)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53,937	21,068
Amortization of debt issuance costs	50,074	—
Amortization of bond premium	59,882	106,762
Re-measurement of fair value of stock warrants liability	—	20,600
Stock based compensation	786,847	497,772
Increase (decrease) in cash arising from changes in assets and liabilities:
Related party receivable	(9,375)	(11,446)
Prepaid expenses, and other current assets, and restricted cash	23,202	398,454
Deposits	(50,000)	(10,478)
Accounts payable	(569,974)	68,228
Accrued expenses and other payables	362,523	(182,944)
Other long term liabilities	12,228	—
Accrued interest	—	(25,364)
Net Cash Used by Operating Activities	(8,210,271)	(4,498,671)

Cash Flows from Investing Activities
Proceeds from maturities of short term investments	12,967,509	9,631,543
Purchases of short term investments	(10,241,275)	(3,305,972)
Purchases of property and equipment	(103,369)	(448,234)
Net Cash Provided by Investing Activities	2,622,865	5,877,337

Cash Flows from Financing Activities
Proceeds from March 2015 public offering, net of underwriting discounts	11,400,870	—
Proceeds from the exercise of stock options	—	37,719
Proceeds from long term debt	2,242,575	—
Stock issuance costs	(302,461)	—
Net Cash Provided by Financing Activities	13,340,984	37,719

Effect of exchange rate changes on cash and cash equivalents	(16,487)	—

Net Increase in Cash and Cash Equivalents	7,737,091	1,416,385

Cash and Cash Equivalents – Beginning of Period	3,714,304	4,566,992

Cash and Cash Equivalents – End of Period	$11,451,395	$5,983,377

Supplemental Disclosure for Cash Flow Information
Interest paid	$98,430	$—
Cashless exercise of stock warrants	$—	$143,190